Filed Pursuant to Rule 424(b)(5)
Registration No.333-279082

PROSPECTUS

Up to $75,000,000

Codexis, Inc.

Common Stock

We have entered into a Controlled Equity OfferingSM sales agreement, or the sales agreement, with Cantor Fitzgerald & Co., or Cantor, relating to the sale of shares of our common stock, par value $0.0001 per share, offered by this prospectus. In accordance with the terms of the sales agreement, under this prospectus, we may offer and sell shares of our common stock having an aggregate offering price of up to $75,000,000 from time to time through or to Cantor, acting as sales agent. Upon entry into the sales agreement with Cantor, we terminated our existing equity distribution agreement with Piper Sandler & Co.

Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “CDXS.” On May 10, 2024, the last reported sale price of our common stock on Nasdaq was $3.62 per share.

Sales of our common stock, if any, under this prospectus may be made by any method permitted by law that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cantor is not required to sell any specific number or dollar amount of shares of our common stock but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor will be entitled to compensation at a fixed commission rate equal to up to 3% of the gross sales price per share sold under the sales agreement. In connection with the sale of our common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. See “Plan of Distribution” beginning on page 17 of this prospectus for additional information regarding the compensation to be paid to Cantor. We have also agreed to provide indemnification to Cantor against certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We are a “smaller reporting company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Our business and an investment in our common stock involve significant risks. Before making an investment decision, you should review carefully and consider all of the information set forth in this prospectus and the documents incorporated by reference. These risks are described under the caption “Risk Factors” beginning on page 6 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2024.

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and Cantor has not, authorized anyone to provide you with information in addition to or different from that contained in or incorporated by reference into this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We and Cantor take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in or incorporated by reference into this prospectus or any related free writing prospectus that we have authorized for use in connection with this offering. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We obtained the industry, market and competitive position data used throughout this prospectus and the documents incorporated by reference into this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included in or incorporated by reference into this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those referenced in the section entitled “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

This prospectus, the information incorporated herein by reference, and any prospectus supplement or free writing prospectus contain or may contain references to trademarks, service marks, and trade names owned by us or other companies. Solely for convenience, trademarks, service marks, and trade names, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks, and trade names. We do not intend our use or display of other companies’ trade names, service marks, or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners.

Unless the context indicates otherwise, as used in this prospectus, the terms “us,” “our,” “Codexis,” “we,” the “Company” and similar designations refer to Codexis, Inc.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. For a more complete understanding of our company and this offering, we encourage you to carefully read and consider this entire prospectus, the information incorporated by reference herein and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to in the section titled “Risk Factors” in this prospectus, our financial statements and the related notes and other documents incorporated by reference into this prospectus.

We are a leading enzyme engineering company leveraging our proprietary CodeEvolver® directed evolution technology platform to discover, develop, enhance, and commercialize novel, high-performance enzymes and other classes of proteins. Enzymes are naturally occurring biological molecules critical to almost all biochemical reactions that sustain life. They can be precisely engineered and optimized for specific functions, and to have particular characteristics, such as an ability to survive environments in which natural enzymes cannot, or to perform (bio)chemical transformations different than those for which they naturally evolved. We focus on leveraging our capacity to enhance the properties and performance of enzymes to drive pivotal improvements across two key focus areas: our foundational, revenue-generating biocatalysis pharmaceutical manufacturing business and our Enzyme-Catalyzed Oligonucleotide Synthesis™, or ECO Synthesis™, manufacturing platform, which is currently in development to enable the commercial scale manufacture of RNA interference therapeutics. In July 2023, we announced that we discontinued investment in certain development programs, primarily in our novel biotherapeutics business segment and that we are actively exploring options to drive value by potentially monetizing non-core life science assets, including in genomics and next generation sequencing.

In our revenue-generating pharmaceutical manufacturing business, we utilize our CodeEvolver® technology platform to develop optimized enzymes that are used by some of the world’s largest pharmaceutical companies to reduce their costs and improve the efficiency and productivity of their manufacturing processes for small molecule therapeutics. Our unique enzymes drive improvements such as higher yields, increased purity, reduced energy usage and waste generation, and improved efficiency in manufacturing. We also use the CodeEvolver® platform technology to develop enzymes for the synthesis of nucleic acids such as DNA/RNA, including enzymes utilized in our ECO Synthesis™ manufacturing platform, where our enzymes are poised to deliver many of the same benefits we offer in pharmaceutical manufacturing across purity, yield, and improved efficiency. We demonstrated gram-scale synthesis under process-like conditions with the ECO Synthesis™ manufacturing platform in December 2023 and expect to begin pre-commercial customer testing in 2024. We anticipate that this will be followed by early commercial licenses to the ECO Synthesis™ manufacturing platform in 2025 and a full commercial launch in 2026.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies, including being required to only provide two years of audited financial statements, not being required to comply with the audit attestation requirements in the assessment of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated in Delaware in January 2002 as a wholly-owned subsidiary of Maxygen, Inc. We commenced independent operations in March 2002, after licensing core enabling technology from Maxygen, Inc. Our principal corporate offices are located at 200 Penobscot Drive, Redwood City, California 94063 and our telephone number is (650) 421-8100. Our internet address is www.codexis.com. Additionally, our filings with the SEC are posted on our website at www.codexis.com. We have included our website in this prospectus solely as an inactive textual reference. The information found on or accessible through our website is not part of this or any other report we file with or furnish to the SEC. The public can also obtain copies of these filings by accessing the SEC’s website at www.sec.gov.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $75,000,000.

Common stock to be outstanding after this offering(1)	Up to 91,272,833 shares (as more fully described in the notes following this table), assuming sales of 20,718,232 shares of our common stock in this offering at an offering price of $3.62 per share, which was the last reported sale price of our common stock on Nasdaq on May 10, 2024. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through or to our sales agent, Cantor. See “Plan of Distribution” on page 17 of this prospectus.

Use of Proceeds	We currently intend to use any net proceeds from this offering primarily for working capital and other general corporate purposes, including research, development and business activities. See “Use of Proceeds” on page 9 of this prospectus.

Risk Factors	Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the information set forth under “Risk Factors” beginning on page 6 of this prospectus and under similar headings in the other documents that we have filed or that are filed after the date hereof and incorporated by reference into this prospectus.

Nasdaq Global Select Market symbol	“CDXS.”

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 70,554,601 shares of common stock outstanding as of March 31, 2024, and excludes:

•	8,735,155 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2024, with a weighted-average exercise price of $5.42 per share;

•	322,966 shares of our common stock issuable under restricted stock awards outstanding and unvested as of March 31, 2024;

•	1,903,310 shares of our common stock issuable under restricted stock units outstanding and unvested as of March 31, 2024;

•	424,028 shares of our common stock underlying outstanding warrants as of March 31, 2024, with an exercise price of $2.83 per share;

•	1,575,387 shares of common stock issuable upon the exercise of performance-based options outstanding as of March 31, 2024, with a weighted-average exercise price of $10.62 per share;

•	4,272,489 shares of our common stock reserved for future issuance under our 2019 Incentive Award Plan, or the 2019 Plan, as of March 31, 2024; and

•	2,000,000 shares of our common stock reserved for future issuance under our 2023 Employee Stock Purchase Plan, or the 2023 ESPP, as of March 31, 2024.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below and the risks described under “Risk Factors” in our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2024, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus and the information contained in our other filings with the SEC, which are incorporated by reference in this prospectus in their entirety, and in any free writing prospectus that we have authorized for use in connection with this offering. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering and Our Common Stock

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock or securities convertible into capital stock in the future that will result in dilution to all other stockholders. We expect to continue to grant equity awards to employees, directors, and consultants under our stock incentive plans which would result in additional dilution if and when exercised. The registration statement of which this prospectus forms a part registers the offer and sale of up to $200,000,000 in our securities, including shares of common stock and other securities convertible into shares of our common stock. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We will have broad discretion in how we use the net proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section of this prospectus titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. As a result, investors will be relying upon our management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders and could result in financial losses that could have an adverse effect on our business and cause the price of our common stock to decline. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The offering price per share of our common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 20,718,232 shares of our common stock are sold at a price of $3.62 per share, the last reported sale price of our common stock on Nasdaq on May 10, 2024, for aggregate gross proceeds of approximately $75,000,000, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $1.99 per share, representing the difference between our as adjusted net tangible book value per share as of March 31,

2024, after giving effect to this offering, and the assumed public offering price. In the past, we issued options and other securities to acquire common stock at prices significantly below the public offering price. To the extent these outstanding securities are ultimately exercised, investors purchasing common stock in this offering will sustain further dilution. See the section titled “Dilution” below for a more detailed illustration of the dilution you may incur if you participate in this offering.

It is not possible to predict the number of shares we will sell or the aggregate proceeds resulting from sales made under the sales agreement.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Cantor at any time throughout the term of the sales agreement. The number of shares that are sold through Cantor after delivering a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, any limits we may set with Cantor in any applicable placement notice and the demand for our common stock. Because this offering can be terminated at any time and the price per share of each share sold pursuant to the sales agreement will fluctuate over time, it is not currently possible to predict the number of shares of our common stock we will sell or the aggregate proceeds to be raised in connection with sales under the sales agreement.

Sales of common stock offered hereby will be in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice delivered to Cantor, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate” or “continue,” and similar expressions or variations. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to: any projections of financial information or performance; any statements about historical results that may suggest trends for our business; any statements of the plans, strategies, and objectives of management for future operations; any statements of expectation or belief regarding future events, technology developments, our products and product candidates, product sales, revenues, expenses, liquidity, cash flow, commercial reach, market growth rates or enforceability of our intellectual property rights and related litigation expenses; our intended use of the net proceeds from offerings; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, we caution you not to place undue reliance on these statements. We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the dates of this prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any sale of our common stock and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $75,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement as a source of financing.

We currently intend to use any net proceeds from this offering for working capital and other general corporate purposes, including research, development and business development activities. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions.

We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of the expenditures may vary significantly, depending upon numerous factors, including our cash flow from operations, growth in our existing manufacturing business, development and commercialization efforts with respect to our products and unforeseen cash needs. Accordingly, our management will have broad discretion in using the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

Pending the uses described above, we plan to invest the net proceeds of this offering in short- and immediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

Our net tangible book value as of March 31, 2024 was approximately $76.8 million, or $1.09 per share. Net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is net tangible book value divided by the total number of shares of common stock outstanding as of March 31, 2024.

After giving effect to the assumed sale of 20,718,232 shares of our common stock in this offering at an assumed offering price of $3.62 per share, the last reported sale price of our common stock on Nasdaq on May 10, 2024, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2024 would have been approximately $149.15 million, or $1.63 per share. This represents an immediate increase in net tangible book value of $0.55 per share to existing stockholders and immediate dilution of $1.99 per share to investors purchasing our common stock in this offering at the assumed public offering price. The following table illustrates this on a per share basis. The as adjusted information is illustrative only and will change based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$3.62
Net tangible book value per share as of March 31, 2024	$1.09
Increase in net tangible book value per share attributable to new investors	$0.55

As adjusted net tangible book value per share after this offering		$1.63

Dilution per share to new investors		$1.99

An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $3.62 per share shown in the table above, assuming all of our common stock in the aggregate amount of $75,000,000 during the term of the sales agreement is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $1.72 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $2.90 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $3.62 per share shown in the table above, assuming all of our common stock in the amount of $75,000,000 during the term of the sales agreement is sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $1.50 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $1.12 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and may differ based on the actual offering price and the actual number of shares offered.

To the extent that outstanding options or restricted stock awards outstanding as of March 31, 2024 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of our common stock to be outstanding immediately after this offering is based on 70,554,601 shares of common stock outstanding as of March 31, 2024, and excludes:

•	8,735,155 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2024, with a weighted-average exercise price of $5.42 per share;

•	322,966 shares of our common stock issuable under restricted stock awards outstanding and unvested as of March 31, 2024

•	1,903,310 shares of our common stock issuable under restricted stock units outstanding and unvested as of March 31, 2024;

•	424,028 shares of our common stock underlying outstanding warrants as of March 31, 2024, with an exercise price of $2.83 per share

•	1,575,387 shares of common stock issuable upon the exercise of performance-based options outstanding as of March 31, 2024, with a weighted-average exercise price of $10.62 per share;

•	4,272,489 shares of our common stock reserved for future issuance under the 2019 Plan, as of March 31, 2024; and

•	2,000,000 shares of our common stock reserved for future issuance under the 2023 ESPP, as of March 31, 2024.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain information about our capital stock. The summary does not purport to be complete and is subject, and qualified in its entirety by reference, to our amended and restated certificate of incorporation and our amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law. See “Incorporation by Reference.”

Authorized Capital Stock

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, $0.0001 par value per share; and

•	5,000,000 shares of preferred stock, $0.0001 par value per share, of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock.

As of March 31, 2024, 70,554,601 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, the classified board and director liability.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock – Limitations on Rights of Holders of Common Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer or President, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock entitled to vote at an election of directors, or (ii) without cause by the affirmative vote of the holders of at least a 66 2/3% of the voting power of all the then-outstanding shares of voting stock entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board of directors, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66-2/3% of the voting power of our then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we may, and our amended and restated bylaws provide that we are required to, indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Choice of Forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Company to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), (iv) any action asserting a claim against us or any current or former director, officer or other employee governed by the internal affairs doctrine, or (v) any other action asserting an “internal corporate claim,” as defined under Section 115 of the DGCL. The forgoing provisions do not apply to any claims arising under the Securities Act and, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

The Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “CDXS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services. The transfer agent and registrar’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.

PLAN OF DISTRIBUTION

We have entered into a Controlled Equity OfferingSM sales agreement, or the sales agreement, with Cantor Fitzgerald & Co., or Cantor, under which we may offer and sell shares of our common stock. Pursuant to this prospectus, we may offer and sell shares of our common stock having an aggregate gross sales price of up to $75,000,000 from time to time through Cantor acting as agent. This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions and a copy of the sales agreement is incorporated by reference into the registration statement on Form S-3 of which this prospectus forms a part.

Upon delivery of a placement notice, and subject to the terms and conditions of the sales agreement, Cantor may offer and sell shares of our common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. We may instruct Cantor not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor may suspend or terminate the offering of our common stock upon notice and subject to other conditions.

We will pay Cantor commissions, in cash, for its services in acting as agent in the sale of our common stock. Cantor is entitled to compensation at a commission rate equal to up to 3% of the gross proceeds from each sale of our common stock. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse a portion of Cantor’s expenses, including legal fees, in connection with this offering in (a) in an amount not to exceed $50,000 in connection with the execution of the sales agreement, (b) in an amount not to exceed $10,000 per calendar quarter thereafter payable in connection with each representation date with respect to which we are obligated to deliver a certificate to Cantor pursuant to the sales agreement for which no waiver is applicable and (c) in an amount not to exceed $25,000 for each program “refresh” (filing of a new registration statement, prospectus or prospectus supplement relating to the shares of common stock to be sold pursuant to the sales agreement and/or an amendment of the sales agreement) executed pursuant to the sales agreement. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed sales compensation in connection with this offering. We estimate that the total expenses for the offering under this prospectus, excluding compensation and reimbursements payable to Cantor under the terms of the sales agreement, will be approximately $350,000.

Settlement for sales of shares of common stock will initially occur on the second trading day following the date on which any sales are made, or such earlier day as is industry practice for regular-way trading, in return for payment of the net proceeds to us. Settlement for any securities offered under this prospectus supplement on or after May 28, 2024, will occur on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Cantor will use its commercially reasonable efforts, consistent with its normal sales and trading practices and applicable state and federal laws, rules and regulations and the rules of Nasdaq, to solicit offers to purchase the shares of common stock under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the shares of common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor (and its partners, members, directors, officers, employees and agents) against certain civil liabilities, including liabilities under the Securities Act.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the termination of the sales agreement as permitted therein.

Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

This prospectus in electronic format may be made available on a website maintained by Cantor and Cantor may distribute this prospectus electronically.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “CDXS.”

LEGAL MATTERS

Sidley Austin LLP is serving as our counsel in this offering. Covington & Burling LLP, New York, New York, is counsel to Cantor Fitzgerald & Co. in connection with this offering.

EXPERTS

The consolidated financial statements of Codexis, Inc. (the Company) as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov. We make available, free of charge, on our website at www.codexis.com, our proxy statements on Schedule 14A, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Information on or accessible through our website is not incorporated by reference herein and does not form a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

This prospectus is part of a registration statement that we have filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained through the SEC’s website, as provided above, or from us, as provided below under “Incorporation by Reference.” Certain documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is subject, and qualified in all respects by reference, to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents not deemed to be filed):

•

our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024, or the 2023 Annual Report, including the information incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) for our 2024 Annual Meeting of Stockholders filed with the SEC on April  25, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 2, 2024;

•	our Current Reports on Form 8-K, filed with the SEC on February 9, 2024, February 13, 2024, February 16, 2024, March 6, 2024 and May 14, 2024; and

•

the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on April 19, 2010, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.4 to the 2023 Annual Report.

All documents that we file (but not documents or parts of documents that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

Codexis, Inc.

200 Penobscot Drive

Redwood City, California 94063

(650) 421-8100

Up to $75,000,000

Codexis, Inc.

Common Stock

PROSPECTUS

May 14, 2024